HACKENSACK, NJ, June 5, 2006 - FIRST REAL ESTATE INVESTMENT TRUST (“FREIT”) announced its operating results for the six and three months ended April 30, 2006. All per share amounts discussed represent diluted earnings per share. The results of operations for the six and three months are not necessarily indicative of future operating results.

Net income for the quarter ended April 30, 2006 (“Current Year’s Quarter”) increased 26.6% to $1,075,000 ($.16 per share) from $849,000 ($.12 per share) for the three months ended April 30, 2005 (“Prior Year’s Quarter”).

For the six months ended April 30, 2006 (“Current Six Months”) net income was $2,363,000 ($.35 per share) compared to $2,409,000 ($.36 per share) for the six months ended April 30, 2005 (“Prior Year’s Six Months”). The net income shortfall from the Prior Year’s Six Months is primarily attributable to higher utility costs at our residential properties during the first quarter ended January 31, 2006 (see below).

The change in the components of net income are summarized below:
	Six Months Ended			Three Months Ended
	April 30,		Increase	April 30,		Increase
	2006	2005	Decrease	2006	2005	Decrease
	(in thousands, except per share amounts)
Net income Components
Real estate operations
Commercial	$5,423	$4,510	$913	$2,572	$1,880	$692
Residential	3,067	3,449	(382)	1,621	1,531	90
Net investment income	113	119	(6)	65	54	11
Financing costs	(5,507)	(4,907)	(600)	(2,772)	(2,389)	(383)
General & administrative expenses	(526)	(430)	(96)	(281)	(205)	(76)
Minority interest	(207)	(332)	125	(130)	(22)	(108)
Net income	$2,363	$2,409	$(46)	$1,075	$849	$226

Depreciation included above	$2,267	$2,085		$1,137	$1,010

Earnings per share:
Basic	$0.36	$0.38		$0.16	$0.13
Diluted	$0.35	$0.36		$0.16	$0.12

Weighted average shares outstanding:
Basic	6,522	6,423		6,545	6,423
Diluted	6,753	6,703		6,889	6,843

Real Estate Operations - Income Before Debt Service:
Commercial Segment: Income of commercial real estate operations increased by $913,000 (20.2%) for the Current Six Months over the Prior Year’s Six Months; and by $692,000 (36.8%) for the Current Year’s Quarter over the Prior Year’s Quarter. The Rotunda property located in Baltimore, Maryland, acquired in July 2005 accounted for $651,000 and $324,000 of the increases respectively. The balance of the increases represents billings and collections of expense reimbursements.

Average occupancy for the Current Six Months and Prior Year’s Six Months was 90.6 % and 92.6% respectively. FREIT is planning a modernization and expansion at our Rotunda and Damascus properties located in Maryland. Due to these expansions, certain leases are being allowed to expire without being renewed. This has caused, and may continue to cause occupancy to decline during the development and construction periods at these properties.

Residential Segment: Average occupancy for the Current Six Months increased slightly to 95% compared to average occupancy for the Prior Year’s Six Months of 94.6%. This higher occupancy, combined with higher rental income and lower operating costs for the Current Year’s Quarter compared to the Prior Year’s Quarter resulted in income increasing $90,000 (5.9%).

For the Current Six Months, the modest increases in occupancy and increase in rental revenues did not cover the $453,000 (58%) increase in first quarter utility costs. This utility cost increase has caused income for the Current Six Month period to be $3,067,000 compared to $3,449,000 for the Prior Year’s Six Months, a reduction of 11%. We anticipate the operations at our residential properties to continue to improve over the balance of this fiscal year.

The Boulders, Rockaway Township, NJ
Construction started in July 2005 on 129 garden apartment units on FREIT’s property in Rockaway, NJ. Development costs estimated at $17.7 million (about $11.1 million expended through April 30, 2006), are being financed from construction financing and funds available from our cash and cash equivalents. Construction will be completed by August 2006. Certificates of Occupancy for five buildings have been received, and tenants will start taking occupancy during June 2006. We expect The Boulders to add to earnings, cash flow and shareholder value.

Financing Costs:
Financing costs increased $600,000 (12.2%) and $383,000 (16%) for the Current Six Months and Current Quarter over the prior year’s comparable periods. These increases are principally attributable to the acquisition financing costs for The Rotunda.

Dividends:
The second quarter divided of $.25 per share is payable on June 15, 2006 to shareholders of record on June 1, 2006.
The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recent filed report on Form 10-K and Form 10-Q.
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First Real Estate Investment Trust is a publicly traded (over-the-counter - symbol FREVS) REIT organized in 1961. It has approximately $96 million (historical cost basis) of assets. Its portfolio of residential and retail properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey

For additional information contact Shareholder Relations at (201) 488-6400